VOTING INSTRUCTION CARD



               THIS VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF
                   OF THE BOARD OF DIRECTORS OF NATIONAL PENN
                                BANCSHARES, INC.


         This Voting Instruction Card serves to instruct Investors Trust Company, as trustee (the "Trustee") under the National Penn Bancshares, Inc. Capital Accumulation Plan (the "Plan"), to vote, as designated on the other side, all the shares of stock of National Penn Bancshares, Inc. ("NPB") entitled to be voted by the undersigned participant under the terms of such Plan with respect to the Special Meeting of Shareholders of NPB to be held on _______________, 1998 and at any adjournments or postponements thereof.

         The undersigned, in giving such instructions, will act as named fiduciary for (i) such shares that have been allocated to the account of the undersigned, (ii) a proportionate share of such shares that have been allocated to the accounts of other participants in the Plan as to which the Trustee receives no instructions, and (iii) a proportionate share of such shares held in the Plan that have not been allocated to any participants in the Plan.





                          (Continued, and to be marked,
                      dated and signed, on the other side)


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This voting instruction card when properly executed will be voted as instructed by the undersigned participant subject to applicable law. If no instructions are given, the shares allocated to the undersigned participant will be voted by the Trustee in accordance with the terms of the Plan and applicable law.


1. Proposal to approve the Amended Agreement and Plan of Merger dated as of July 21, 1998 (as the same may be further amended, the "Merger Agreement"), by and among NPB, National Penn Bank (NPB's wholly-owned subsidiary, "NP Bank"), and Elverson National Bank ("Elverson"), pursuant to which, among other things, (i) Elverson will merge with and into NP Bank, and
         (ii) each outstanding share of Elverson common stock will be converted into 1.46875 shares of NPB common stock, subject to possible increase under certain circumstances, all on and subject to the terms and conditions contained in the Merger Agreement.

            [ ]  FOR               [ ]  AGAINST            [ ]  ABSTAIN

2. In its discretion, the Trustee is authorized to vote upon such other business as may come before the Special Meeting and any adjournments or postponements thereof.

Please sign exactly as your name appears herein.



Dated: _________________, 1998



         (Signature of Participant)




PLEASE SIGN, DATE AND RETURN THE VOTING INSTRUCTION CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.